Exhibit 10.16

July 29, 2021

Briana Benz

Dear Briana:

This letter agreement (this “Agreement”) is entered into between Briana Benz (“you”) and Tivic Health Systems, Inc., a Delaware corporation (the “Company”). This Agreement is effective as of the date you sign this Agreement, as indicated below. This Agreement confirms the current terms and conditions of your employment with the Company. This Agreement supersedes all prior negotiations, representations or agreements between you and the Company, including any prior employment agreement, understanding or offer letter between you and the Company.

1.            Duties and Scope of Employment.

(a)            Position. For the term of your employment under this Agreement (your “Employment”), the Company agrees to employ you in the exempt position of Chief Financial Officer. You will report to the Company’s Chief Executive Officer or to such other person as the Company subsequently may determine. You will be working out of the Company’s office in Newark, California, although you may initially be permitted to work remotely, as determined by the Company, it also being understood that the Company may require you to perform business travel to other locations from time to time in connection with the Company’s business. You will perform the duties and have the responsibilities and authority customarily performed and held by an employee in your position or as otherwise may be assigned or delegated to you by the Company.

(b)            Obligations to the Company. During the term of your Employment, you will devote your full business efforts and time to the Company. During your Employment, you agree that you will not engage in any other employment, occupation, consulting or other business activity without the prior written consent of the Company, nor will you engage in any other activities that conflict with your obligations to the Company. You shall comply with the Company’s policies and rules, including those policies located in the Company’s Handbook (and applicable State Supplement), if any, and the Employee Invention Assignment and Confidentiality Agreement (the “Confidentiality Agreement”), as they may be in effect from time to time during your Employment.

(c)            Employment at Will. Your Employment will be “at will,” meaning that either you or the Company shall be entitled to terminate your Employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you shall be superseded by this Agreement. This Agreement will constitute the full and complete agreement between you and the Company on the “at-will” nature of your Employment, which may only be changed in an express written agreement signed by you and a duly authorized officer of the Company. Except as otherwise herein expressly provided for, upon the termination of your employment, you will only be entitled to the compensation and benefits earned and the reimbursements described in this Agreement for the period preceding the effective date of the termination.

(d)            Commencement Date. Assuming your acceptance of this Agreement, as evidenced by your signature below, your full-time Employment will be deemed to have commenced on July 16, 2021.

2.            Compensation; Business Expenses.

(a)            Base Wage. In this exempt position, the Company will pay you as compensation for your Employment a base salary at a gross annual rate of $250,000, pro-rated for any partial year. Your annual base salary will be subject to review and adjustment based upon the Company’s normal performance review practices. Your base salary will continue to be payable in accordance with the Company’s standard payroll procedures. The annual base salary specified in this Section 2(a), together with any modifications, is referred to in this Agreement as “Base Salary.”

(b)            Incentive Compensation. At the discretion of the Board, you will be eligible to earn a discretionary, annual end-of-year incentive bonus in an amount of up to 25% of your Base Salary. The exact amount of the incentive bonus you may receive will be dependent on the achievement of Company milestones and profitability, and such other milestones as the Board deems appropriate. Payment of your incentive bonus, if earned, will be paid to you as soon as practical following the end of the calendar year, contingent upon final financial results from the prior year and Board approval of meeting performance objectives whether plan or individual, and in any event, within 60 days therefrom. You will not earn any incentive bonus (including a prorated bonus) if your employment terminates for any reason before December 31, for the year in question.

(c)            Restricted Stock Purchase Award. In connection with the commencement of your employment, the Company will recommend that the Board of Directors of the Company (the “Board”) issue to you a Restricted Stock Purchase Award, to acquire 450,000 shares of the Company’s Common Stock under the Company’s 2017 Equity Incentive Plan (the “Plan”), at a per share purchase price of $0.001 (the “Shares”) pursuant to a Restricted Stock Purchase Agreement to be entered into between you and the Company (the “Purchase Agreement”). All of the Shares shall initially be subject to a repurchase option in favor of the Company (the “Repurchase Option”), which will lapse at the rate of 1/48th per month, commencing September 1, 2021, subject to, in each instance, your continued employment with the Company. The issuance of the Shares will be subject to the terms of the Plan and the Purchase Agreement, including but not limited to a “lock-up” provision, and a right of first refusal in favor of the Company. The Repurchase Option shall lapse as to all of the shares in the event of a termination of service without cause in connection with or within 12 months following a Change in Control (as defined in the Plan), as more fully set forth in the Purchase Agreement.

(d)            IPO Bonus. Subject to and contingent upon the Company’s closing of an initial public offering of its Common Stock, pursuant to an effective Registration Statement on Form S-1 (the “IPO”), the Company shall, as soon as practicable thereafter, pay to you a one-time bonus in the amount of $100,000 (the “IPO Bonus”); provided, however, that you are then still employed by the Company on the date of the closing of the IPO.

(e)            Business Expenses. The Company will reimburse you for your necessary and reasonable business expenses incurred in connection with your duties hereunder upon presentation of an itemized account and appropriate supporting documentation, all in accordance with the Company’s generally applicable policies currently in effect or to be adopted after the date hereof, as may be amended from time to time.

3.            Employee Benefits. You will be entitled to earn three (3) weeks of Paid Time Off (“PTO”) in accordance with the Company’s PTO policy. You will remain eligible to participate in the employee benefit plans maintained by the Company and generally available to similarly situated employees of the Company, subject in each case to the generally applicable terms and conditions of the plan in question and to the determinations of any person or committee administering such plans. These benefits may change from time to time.

4.            Termination of this Agreement; Separation Benefits.

(a)            Termination of this Agreement. This Agreement and your employment with the Company shall terminate under any of the following conditions: (i) your death; (ii) your Complete Disability; (iii) upon your receipt of written notice from the Company that your employment is being terminated for Cause; (iv) upon your receipt of written notice from the Company that your employment is being terminated other than for Cause; (v) upon sixty (60) days’ written notice by you that you are resigning from your employment with the Company; (vi) upon sixty (60) days’ written notice by you that you are resigning from your employment with the Company for Good Reason.

(b)            Separation Benefits. You will be entitled to receive separation benefits upon termination of employment only as set forth in Section 4(b)(iv) hereof; provided, however, that in the event you are entitled to any severance pay under a Company-sponsored severance pay plan, any such severance pay to which you are entitled under such severance pay plan will reduce the amount of severance pay to which you are entitled pursuant to Section 4(b)(iv) hereof. In all cases, upon termination of employment you will receive in a lump sum payment for all salary, earned bonus (if any), and unused PTO accrued as of the date of your termination of employment.

(i)            Voluntary Resignation. If you voluntarily elect to terminate your employment with the Company (other than in the event of a termination by you for Good Reason), you will not be entitled to any separation benefits.

(ii)            Termination for Cause. If the Company or any successor in interest terminates your employment for Cause (as defined below), you will not be entitled to receive any separation benefits.

(iii)            Termination for Death or Complete Disability. If your employment with the Company is terminated as a result of your death or Complete Disability, you will not be entitled to receive any separation benefits.

(iv)            Involuntary Termination. Subject to the provisions of Section 4(b)(iv) and Section 5 hereof, if there is an Involuntary Termination you will be entitled to receive the following:

(A)            Severance Payment. If and to the extent that you have been employed by the Company for more than three (3) months, but less than or equal to twelve (12) months, the Company will pay you an amount equal to one-twelfth (1/12th) of your Base Salary for three (3) months, and if and to the extent that you have been employed by the Company for more than twelve (12) months, the Company will pay you an amount equal to one-twelfth (1/12th) of your Base Salary for six (6) months (such 3-month or 6-month period, as applicable, herein referred to as the “Severance Period”), payable in accordance with the Company’s standard payroll procedures over the Severance Period. Notwithstanding the foregoing or anything herein contained to the contrary, if there is an Involuntary Termination after the date of the closing of the IPO, you will be entitled to receive one-twelfth (1/12th) of your Base Salary for six (6) months, payable in accordance with the Company’s standard payroll procedures over the Severance Period.

(B)            Health Insurance. Provided that you timely elect such coverage, the Company shall pay your group health continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”) during the Severance Period; provided, however, that in the event that you become eligible for group insurance coverage in connection with new employment, such COBRA premium payments by the Company shall terminate immediately and, in furtherance thereof, you represent, warrant, covenant and agree to promptly, and in any event, within seven (7) days therefrom, notify the Company of your new employment and eligibility for group insurance coverage related thereto.

(c)            Definitions.

(i)            “Cause” means the occurrence of any of the following: (A) your conviction for, or plea of no contest to, a felony or a crime involving moral turpitude; (B) your commission of an act of personal dishonesty that is intended to result in your personal enrichment (excluding inadvertent acts that are promptly cured following notice); (C) a continued material failure or failures by you to perform your lawful and reasonable duties of employment (including, but not limited to, compliance with material written policies of the Company and material written agreements with the Company) (but only after the Company has delivered a written demand for performance to you that describes the basis for the Company’s belief that you have committed material violations and you have not cured within a period of 15 days following notice); (D) your willful failure (other than due to physical incapacity) to reasonably cooperate with any audit or investigation by a governmental authority or the Company of the Company’s business or financial conditions or practices that continues after written notice from the Board and at least fifteen (15) days to cure; (E) it is determined that you have conducted yourself in an unprofessional, unethical, illegal or fraudulent manner, or have acted in a manner detrimental to the reputation, character or standing of the Company, or to the financial condition of the Company, including, but not limited to theft or misappropriation of Company’s assets, engaging in unlawful discriminatory or harassing conduct, working while under the influence of alcohol or illegal drugs, or the filing of false expense or related reports; (G) a material breach of any of your fiduciary duties to the Company; (H) any willful, material violation by you of any law or regulation applicable to the business of the Company; or (I) a material breach of any of the covenants, representations and warranties contained herein.

(ii)            “Change in Control” shall have the meaning as set forth in the Plan; provided, however, that from and after the closing of the IPO, “Change in Control” shall have the meaning as set forth in the Company’s equity incentive or other similar plan adopted in connection with the closing of the IPO, as may be amended from time to time.

(iii)            “Complete Disability” shall mean your inability to perform your duties under this Agreement, whether with or without reasonable accommodation, by reason of any incapacity, physical or mental, which the Company, based upon medical advice or an opinion provided by a licensed physician acceptable to the Company, determines to have incapacitated you from satisfactorily performing all of your usual services for the Company, with or without reasonable accommodation, for a period of at least one hundred eighty (180) days during any twelve (12) month period (whether or not consecutive). Based upon such medical advice or opinion, the determination of the Company shall be final and binding and the date such determination is made shall be the date of such Complete Disability for purposes of this Agreement.

(iv)            “Good Reason” means the occurrence of one or more of the following (through a single action or series of actions) without your written consent: (A) the assignment to you of any authority, duties or responsibilities or the reduction of your authority, duties or responsibilities, either of which results in a material diminution in your authority, duties or responsibilities at the Company, unless you are provided with a comparable position (i.e., a position of equal or greater organizational level, duties, authority and status); (B) a material reduction by the Company in your Base Salary, other than a one-time reduction that is applicable to substantially all other similarly-situated executives; or (C) a non-temporary relocation of your principal work location office to a location that increases your one way commute from your principal residence by more than 50 miles.

An event or action will not constitute Good Reason unless (1) you give the Company written notice within 60 days after you know or should know of the initial existence of such event or action, (2) such event or action is not reversed, remedied or cured, as the case may be, by the Company as soon as possible but in no event later than 30 days of receiving such written notice from you, and (3) you terminate employment within 60 days following the end of the cure period.

(v)            “Involuntary Termination” means a termination of your employment by the Company without Cause or you terminate your employment with the Company for Good Reason.

5.            Conditions to Receipt of Severance or other Benefits Pursuant to this Agreement.

(a)            Release of Claims Agreement. Notwithstanding anything herein contained to the contrary, in order for you to receive any severance or other benefits pursuant to Section 4(b) of this Agreement (the “Severance Benefits”), you will be required to sign and not revoke a separation and release of claims agreement in a form reasonably satisfactory to the Company (the “Release”). In all cases, the Release must become effective and irrevocable no later than the 60th day following your Involuntary Termination (the “Release Deadline Date”). If the Release does not become effective and irrevocable by the Release Deadline Date, you will forfeit any right to the Severance Benefits. In no event will the Severance Benefits be paid or provided until the Release becomes effective and irrevocable.

(b)            Section 409A.

(i)            Notwithstanding anything to the contrary in this Agreement, no Severance Benefits to be paid or provided to you, if any hereunder that, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the final regulations and any guidance promulgated thereunder (“Section 409A”) (together, the “Deferred Payments”) will be paid or provided until you have a “separation from service” within the meaning of Section 409A. Similarly, no Severance Benefits payable to you, if any, under this Agreement that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until you have a “separation from service” within the meaning of Section 409A.

(ii)            It is intended that none of the Severance Benefits will constitute Deferred Payments but rather will be exempt from Section 409A as a payment that would fall within the “short-term deferral period” as described in Section 5(b)(iii) below or resulting from an involuntary separation from service as described in Section 5(b)(iv) below. In no event will you have discretion to determine the taxable year of payment of any Deferred Payment.

(iii)            Notwithstanding anything to the contrary in this Agreement, if you are a “specified employee” within the meaning of Section 409A at the time of your separation from service (other than due to death), then the Deferred Payments, if any, that are payable within the first 6 months following your separation from service, will become payable on the date 6 months and 1 day following the date of your separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, in the event of your death following your separation from service, but before the 6 month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of your death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Agreement is intended to constitute a separate payment under Section 1.409A-2(b)(2) of the Treasury Regulations.

(iv)            Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Payments for purposes of this Section 5.

(v)            Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A- 1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit will not constitute Deferred Payments for purposes of this Section 5.

(vi)            The foregoing provisions are intended to comply with or be exempt from the requirements of Section 409A so that none of the Severance Benefits will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply or be exempt. You and the Company agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to you under Section 409A. In no event will the Company reimburse you for any taxes that may be imposed on you as result of Section 409A.

6.            Pre-Employment Conditions.

(a)            Confidentiality Agreement. Your acceptance of this offer and commencement of employment with the Company is contingent upon the execution, and delivery to an officer of the Company, of the Confidentiality Agreement, a copy of which is attached hereto as Attachment A for your review and execution prior to or on July 29, 2021.

(b)            Arbitration Agreement. In the interest of speedy resolution of disputes, new employees are required to enter into a mutual agreement to arbitrate claims, a copy of which is attached hereto as Attachment B (the “Arbitration Agreement”) for your review and execution prior to or on July 29, 2021. Entering into the Arbitration Agreement is a condition of your employment with the Company. As set forth in more detail in the Arbitration Agreement, you and the company agree to submit to mandatory binding arbitration any and all claims arising out of or related to your employment with the Company and your termination thereof, including but not limited to, claims for unpaid wages, wrongful termination, torts, stock or stock options or other ownership interest in the Company and/or discrimination (including harassment) based upon any federal, state or local ordinance, statute, regulation or constitutional provision. THE PARTIES HEREBY WAIVE ANY RIGHTS THEY MAY HAVE TO TRIAL BY JURY IN REGARD TO SUCH CLAIMS.

(c)            Right to Work. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of July 29, 2021, or our employment relationship with you may be terminated.

(d)            Verification of Information. This offer of employment is also contingent upon the successful verification of the information you provided to the Company during your application process, as well as a general background check performed by the Company to confirm your suitability for employment. By accepting this offer of employment, you warrant that all information provided by you is true and correct to the best of your knowledge, you agree to execute any and all documentation necessary for the Company to conduct a background check and you expressly release the Company from any claim or cause of action arising out of the Company’s verification of such information.

7.            Successors.

(a)            Company’s Successors. This Agreement shall be binding upon any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business or assets that becomes bound by this Agreement.

(b)            Your Successors. This Agreement and all of your rights hereunder shall inure to the benefit of, and be enforceable by, your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

8.            Miscellaneous.

(a)            Notice. All notices and other communications contemplated under this Agreement shall be in writing and shall be deemed to have been duly given, made and received (i) when delivered personally; (ii) two (2) days following the day when deposited with a reputable, established overnight courier service for delivery to the intended addressee, the first of which such delivery shall have been with signature required from the recipient; (iii) five (5) days following the day when deposited with the United States Postal Service as first class, registered or certified mail, postage prepaid; and (iv) by confirmed electronic (email) transmission or facsimile. In your case, mailed notices shall be addressed to you at the home address that you most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of the Board.

(b)            Modifications and Waivers. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by you and by an authorized officer of the Company (other than you). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c)            Whole Agreement. No other agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof. This Agreement, the Inventions Agreement and the Arbitration Agreement contain the entire understanding of the parties with respect to the subject matter hereof.

(d)            Withholding Taxes. All payments made under this Agreement shall be subject to reduction to reflect taxes or other charges required to be withheld by law.

(e)            Choice of Law and Severability. This Agreement shall be interpreted in accordance with the laws of the State of California without giving effect to provisions governing the choice of law. If any provision of this Agreement becomes or is deemed invalid, illegal or unenforceable in any applicable jurisdiction by reason of the scope, extent or duration of its coverage, then such provision shall be deemed amended to the minimum extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision shall be stricken and the remainder of this Agreement shall continue in full force and effect. If any provision of this Agreement is rendered illegal by any present or future statute, law, ordinance or regulation (collectively, the “Law”) then that provision shall be curtailed or limited only to the minimum extent necessary to bring the provision into compliance with the Law. All the other terms and provisions of this Agreement shall continue in full force and effect without impairment or limitation.

(f)            No Assignment. This Agreement and all of your rights and obligations hereunder are personal to you and may not be transferred or assigned by you at any time.

(g)            Interpretation; Construction. The headings set forth in this Agreement are for convenience of reference only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel to the Company, but you acknowledge your understanding that you have been advised to consult with an attorney prior to executing this Agreement (and by your execution hereof, you acknowledge that you have so consulted with an attorney of your choice or have knowingly and voluntarily waived such consultation), and the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party will not be employed in the interpretation of this Agreement.

(h)            Representations and Warranties. You represent and warrant that you are not restricted or prohibited, contractually or otherwise, from entering into and performing each of the terms and covenants contained in this Agreement, and that your execution and performance of this Agreement will not violate or breach any other agreements between you and any other person or entity. You further represent and warrant that you will not, during the term hereof, enter into any oral or written agreement in conflict with any of the provisions of this Agreement, the agreements referenced herein and the Company’s policies.

(i)            Return of Company Property. Upon termination of this Agreement or earlier as requested by the Company, you shall deliver to the Company any and all equipment, and, at the election of the Company, either deliver or destroy, and certify thereto, any and all drawings, notes, memoranda, specifications, devices, formulas and documents, together with all copies, extracts and summaries thereof, and any other material containing or disclosing any third-party information or proprietary information.

(j)            Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

We are all delighted to be able to extend you this offer and look forward to working with you. To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to me, along with a signed and dated original copy of the Confidentiality Agreement and Arbitration Agreement, on or before July 29, 2021.

This Agreement, the Confidentiality Agreement and Arbitration Agreement shall be executed and returned to the Company on or before 5:00 P.M. PST time on July 29, 2021 and, to the extent that the Company has not received the executed counterpart signature pages thereto on or before such date and time, this offer shall be deemed withdrawn and shall expire.

Very truly yours,

Tivic Health Systems, Inc.

By:	/s Jennifer Ernst
Name:	Jennifer Ernst, Chief Executive Officer

ACCEPTED AND AGREED:

Briana Benz

/s/ Briana Benz
Signature

Date:	07/29/2021

ATTACHMENT A

EMPLOYEE INVENTION ASSIGNMENT AND
CONFIDENTIALITY AGREEMENT

(Attached)

ATTACHMENT B

ARBITRATION AGREEMENT

(Attached)